Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE

AGÜERO ENTREPRENEUR OF YEAR
AS METALICO RISES IN FORBES 200

CRANFORD, NJ, October 14, 2008 – Carlos E. Agüero, President of Metalico, Inc. (AMEX: MEA), has been named Entrepreneur of the Year by Forbes Magazine while the Company has been named to the magazine’s annual list of “America’s 200 Best Small Companies.”

The honors for Metalico and Agüero were announced in the October 27, 2008 issue of Forbes. The online version of the magazine’s profile of the Company’s Chief Executive Officer can be accessed at http://www.forbes.com/entrepreneurs/forbes/2008/1027/120.html.

Metalico is Number 40 on the current list, up from Number 91 in the 2007 rankings. Companies are graded on return on equity, sales growth and profit growth over the past twelve months and over five years. Forbes also compared a company’s stock performance with that of its industry peers.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous, non-ferrous and precious scrap metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, Mississippi, and West Virginia and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com

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